EXHIBIT NO. 21

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

LIST OF SUBSIDIARIES

Name	State of Incorporation	Percentage Owned
Commonwealth Telephone Company	PA	100%

Commonwealth Telephone Management Services, Inc.	PA	100%
CTSI, LLC (Subsidiary of Commonwealth Telephone Company)	PA	100%

CTE Services, Inc.	PA	100%

CTE Holdings, Inc.	PA	100%
CTE Telecom, LLC d/b/a epix Internet Services and Commonwealth Long Distance Company (Subsidiary of Commonwealth Telephone Company)	PA	100%

TMH, Inc.	DE	100%

Mobile Plus, Inc.	DE	100%